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Exhibit 99.1

Investor Contact: Martin P. Galvan 610-862-0800

VIASYS Healthcare Inc. Reports Solid Increase in First Quarter
Revenues and Income from Continuing Operations

Conshohocken, PA, April 30, 2003—VIASYS Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter ended March 29, 2003. All information is from continuing operations unless otherwise indicated.

For the first quarter of 2003, revenues increased 12.8% to $96.6 million from the comparable quarter in 2002. Excluding the favorable impact of foreign currency translation due to the weakening of the dollar against the Euro, revenues increased 8.9%. Operating income increased 32.9% to $10.7 million. Income from continuing operations after taxes increased 33.9% to $6.3 million, or to $.24 per diluted share from $.18 per diluted share.

Excluding the impact of restructuring charges of $1.0 million ($0.6 million after-tax) in the first quarter of 2002, operating income increased 18.8% and income from continuing operations after taxes increased 18.9%. On the same basis, earnings per diluted share were $.24 in the first quarter of 2003 and $.20 in the first quarter of 2002.(1)

Chairman & CEO Comments

Randy Thurman, Chairman and CEO, commented on the Company's performance: "I am very pleased with our performance in the first quarter of 2003. We delivered strong revenue and income growth in a difficult economy. During the first quarter we made our first significant shipments of the AVEA, our high-end ventilator, which we believe will set the standard for the industry. We have successfully integrated EME, our UK-based infant ventilation business, into our operations and it was a solid contributor in the first quarter. Our NeuroCare business, while down slightly in revenue, saw an increase in bookings in the first quarter. We saw strong revenue and income growth in our medical implant business. We believe our polymer business, which showed strong revenue and order growth, is now recovering from the economic downturn affecting its performance in 2002."

Respiratory Technologies

Revenues increased 15.9% to $27.4 million for the first quarter of 2003 over the comparable quarter in 2002. Excluding the impact of foreign currency translation, sales increased 5.2% over the comparable quarter in 2002. The increase, which occurred in domestic and European operations, was driven by improved demand in our base business, as well as new product sales, especially in sleep therapy. Operating income increased 76.5% to $4.2 million due to the favorable currency impact, the increased revenues and lower R&D spending, offset somewhat by an increase in selling and marketing expenses. The reduced R&D spending was due to rationalization of the Company's R&D programs and the movement of several R&D projects into commercialization, resulting in the higher selling and marketing expenses.

Critical Care

Revenues increased 26.4% to $29.1 million for the first quarter of 2003 over the comparable quarter in 2002. The growth was partially due to sales of Infant Flow, a device that provides non-invasive respiratory support for the treatment of newborns, and related disposables acquired as part of EME in the fourth quarter of 2002. The growth was also attributable to sales of the AVEA, the Company's high-end ventilation product that was introduced this quarter, and a large sale of T-bird ventilators to a foreign government agency. Operating income increased 26.4% over the comparable quarter in 2002 due to the increase in revenues and improving margins on the new products.

NeuroCare

Revenues decreased 1.6% to $22.7 million for the first quarter of 2003 over the comparable quarter in 2002. The decrease in revenues was due to several large sales of EEG products in the first quarter of 2002 that did not repeat in 2003, offset by increased sales of audio products, including Audera and AUDIOScreener, devices used for hearing diagnosis in children and newborns that were introduced in the fourth quarter of 2002. Operating income increased 75.8% because of the absence of restructuring charges offset by the gross profit impact of lower sales.

Medical and Surgical Products

Revenues increased 9.3% to $17.4 million for the first quarter of 2003 over the comparable quarter in 2002. The increase was due to significantly increased sales of medical implants and medical polymers. There was also continued growth in the Company's disposable medical products business. Operating income increased 8.4% due to the increase in sales.

Discontinued Operations

On April 3, 2003 the Company completed the sale of its Medical Data Electronics business. During the first quarter, the Company has recorded an after-tax charge of $1.4 million to write down the assets and record the associated costs of disposition. The Company anticipates that it will continue to dispose of non-strategic assets.

Net Income

Net income for the first quarter of 2003, including discontinued operations, was $4.9 million or $.19 per diluted share as compared to $5.2 million or $.19 per diluted share in the first quarter of 2002.

Outlook

The Company expects to meet its previously issued guidance for 2003. The Company projects revenue growth of 7% to 9% and growth in income from continuing operations of 13.0% to 15.0%.(2) Guidance in 2003 excludes the impact of the Company's acquisitions in the fourth quarter of 2002. VIASYS anticipates that, in compliance with the previously disclosed Internal Revenue Service private letter ruling, the Company will issue equity securities prior to November 16, 2003 in the range of 10.0% to 20.0% of its outstanding common stock as of the date of its spin-off. VIASYS expects that this issuance will be at the lower end of that range.

VIASYS Healthcare will host an earnings release conference call on Wednesday, April 30, 2003 at 5:00 PM EDT. The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com. The call will be archived for two weeks on our webpage and will also be available via phone at 1-877-519-4471, access code 3885195.

VIASYS Healthcare Inc. is a global, research-based medical technology company focused in respiratory, neurocare and medical/surgical products. VIASYS products are marketed under well-recognized brand names such as SensorMedics, Bird, Bear, Nicolet, Jaeger and EME. VIASYS is headquartered in Conshohocken, PA. More information can be found at http://www.viasyshealthcare.com.

This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of Private Securities Litigation Reform Act of 1995 regarding, among other things, our belief in the recovery of our polymer business, expectations for AVEA, our expected financial performance during the year and our expectations regarding an equity offering. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended December 28, 2002, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

(1)
These measures are not calculated under generally accepted accounting principles (GAAP). In accordance with the recently enacted Regulation G of the Securities and Exchange Commission, a table reconciling these amounts to the most comparable GAAP number is shown below.

Reconciliation of Non-GAAP Financial Measures
(In Thousands Except Per Share Amounts)

	First Quarter 2003	First Quarter 2002
Operating Income from Continuing Operations	$10,735	$8,078
Restructuring Charges	—	961

Adjusted Operating Income from Continuing Operations	$10,735	$9,039

Income from Continuing Operations	$6,325	$4,724
Restructuring Charges (net of $0 and $365 of taxes)	—	596

Adjusted Income from Continuing Operations	$6,325	$5,320

Diluted Earnings per Share	$0.24	$0.18
Restructuring Charges per Share	—	$0.02

Adjusted Earnings per Share	$0.24	$0.20

(2)
Guidance on the growth in income from continuing operations is based on a measure not computed in accordance with generally accepted accounting measures. Guidance in 2003 excludes the impact of the Company's acquisitions in the fourth quarter of 2002. A table reconciling this amount to the most comparable GAAP number is shown below (in thousands):
Year Ended December 28, 2002
Income From Continuing Operations	$19,758
Restructuring Charges (net of $2,133 of taxes)	3,626
In Process R&D (net of $0 of taxes)	900

Adjusted Income from Continuing Operations	$24,284

Consolidated Statement of Income
(In Thousands Except Per Share Amounts)

	Three Months Ended
	March 29, 2003	March 30, 2002
	(unaudited)
Revenues	$96,606	$85,661
Costs and Operating Expenses:
Cost of revenues	51,779	45,351
Selling, general and administrative expenses	27,430	23,855
Research and development expenses	6,662	7,416
Restructuring and other unusual costs	—	961

	85,871	77,583

Operating Income	10,735	8,078

Interest Expense	(403)	(432)
Other Expense, net	(372)	(26)

Income from continuing operations before Provision for Income Taxes	9,960	7,620
Provision for Income Taxes	(3,635)	(2,896)

Income from continuing operations	6,325	4,724
Income from discontinued operations (net of tax)	(1,380)	493

Net Income	$4,945	$5,217

Earnings (loss) per Share:
Basic
Continuing Operations	.24	.18
Discontinued Operations	(.05)	.02

	$.19	$.20

Diluted
Continuing Operations	.24	.18
Discontinued Operations	(.05)	.01

	$.19	$.19

Weighted Average Shares:
Basic	26,283	26,046
Diluted	26,359	26,945

Revenues by Business Segment and Geography
(In thousands of dollars)

	Three Months Ended
	March 29, 2003	March 30, 2002
Respiratory Tech
Domestic	13,817	10,607
International	13,594	13,041

Total	27,411	23,648
backlog	20,700	20,200
Critical Care
Domestic	13,781	13,677
International	15,312	9,348

Total	29,093	23,025
backlog	8,800	8,400
Neurocare
Domestic	13,686	14,686
International	8,977	8,347

Total	22,663	23,033
backlog	10,700	14,300
Medical and Surgical
Domestic	15,236	13,787
International	2,203	2,168

Total	17,439	15,955
backlog	12,900	11,800
Total VIASYS Continuing Operations
Domestic	56,520	52,757
International	40,086	32,904

Total	96,606	85,661
backlog	53,100	54,700
Discontinued Operations
Domestic	3,445	4,994
International	—	922

Total	3,445	5,916
backlog	1,600	2,000
Total VIASYS Consolidated
Domestic	59,965	57,751
International	40,086	33,826

Total	100,051	91,577
backlog	54,700	56,700

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Consolidated Statement of Income (In Thousands Except Per Share Amounts)
Revenues by Business Segment and Geography (In thousands of dollars)